Exhibit 99.1

NEWS RELEASE

Contact: Suzy W. Taylor

866-652-1810

FirstCity Financial Corporation Announces Continued Listing on NASDAQ

Waco, Texas July 17, 2007…..FirstCity Financial Corporation (NASDAQ FCFC) today announced that it has received notice that a NASDAQ Listing Qualifications Panel has determined to grant the request of the Company for continued listing on The NASDAQ Stock Market, subject to certain conditions, which include the following:

•                  On or about July 19, 2007, the Company must provide NASDAQ with certain specified information relating to the internal investigation, the existence of which was previously disclosed on March 13, 2007;

•                  On or before August 17, 2007, the Company must file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Annual Report”) and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “Quarterly Report”); and

•                  The Company must also be able to demonstrate compliance with all other requirements for continued listing on The NASDAQ Stock Market.

Currently, the Company plans to file the Annual Report by July 23, 2007, and the Quarterly Report as promptly as practicable thereafter; however, it can provide no assurances that the Annual Report will be filed with the Securities and Exchange Commission by July 23, 2007.

As previously disclosed, the Company received NASDAQ Staff Determination letters relating to the Company’s failure to timely file the Annual Report and Quarterly Report. The letters indicated that, due to such delinquencies, the Company’s securities would be delisted from The NASDAQ Stock Market unless a hearing was requested.  The Company requested a hearing, which it attended on May 31, 2007.

The Company’s stock will continue to trade on the NASDAQ Global Select Market under the symbol “FCFC” during the exception period.

Forward-Looking Statements

This press release contains statements that are forward-looking in nature, including, without limitation, the timing and filing of the 2006 Form 10-K and the Company’s Form 10-Q for the quarter ended March 31, 2007 and the effect of these matters on the financial condition or results of operations as disclosed in FirstCity’s financial statements.  Certain statements in this press release, which are not historical in fact, including, but not limited to, statements relating to future performance or results of the investigation, may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “estimate”, “believe”, “will be”, “will continue”, “will likely result”, and similar expressions. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected.

The forward-looking statements in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary, perhaps materially, from those contained or suggested by these statements. More information on risks and uncertainties related to FirstCity and its business may be found in its quarterly and annual reports filed with the United States Securities and Exchange Commission. FirstCity assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise

The Company is a diversified financial services company with operations dedicated to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in France and Mexico. Its common stock is listed on the NASDAQ Global Select Market System under the symbol “FCFC.”